ZanthoSyn Going National with GNC

Success in Hawaii Catalyzes Purchase Order to Stock All GNC Corporate Stores in US

AUGUST 10, 2017 08:01 AM Eastern Daylight Time

HONOLULU—(BUSINESS WIRE)—Cardax, Inc. (OTCQB:CDXI) announced today that it has received a purchase order (“PO”) from General Nutrition Corporation (“GNC”) to stock ZanthoSyn™, the Company’s premium astaxanthin dietary supplement for inflammatory health and longevity, in all of the more than 3,200 GNC corporate stores nationwide. GNC’s more than 1,100 franchise stores will also be offered the opportunity to carry ZanthoSyn.

The PO represents a significant expansion of the Cardax/GNC relationship and results from the accelerating growth in sales of ZanthoSyn™ in Hawaii GNC stores since its launch in late January 2017. Increased same store sales were seen across a range of demographics that we believe are representative of major US markets. ZanthoSyn™ is scheduled to be available in all US GNC corporate stores in the fall of 2017.

With a worldwide network of approximately 9,000 retail locations and two major online channels, GNC is a leading specialty retailer of health, wellness, and performance products.

Cardax plans to drive ZanthoSyn™ sales primarily by educating and empowering GNC store personnel and physicians, modeled after Cardax’s successful program in Hawaii.

Cardax has positioned ZanthoSyn as the first safe, physician friendly, anti-inflammatory for health and longevity—and GNC serves as a convenient and credible distribution channel for physicians recommending ZanthoSyn. ZanthoSyn also provides GNC store managers with a foundational product that can improve the lives of their customers and increase store revenue.

“GNC’s network of knowledgeable and motivated GNC store managers and sales associates nationwide provides a ZanthoSyn sales team unmatched by any of the big box stores,” said Cardax CEO, David G. Watumull. “This national sales network, combined with physician awareness, provides a powerful marketing strategy to catalyze ZanthoSyn growth across the US, in accordance with our mission.”

Cardax’s relationship with GNC reflects its mission to develop and commercialize the safest, most effective anti-inflammatory products for health and longevity. In addition to ZanthoSyn, Cardax is developing and commercializing CDX-085, its next generation patented astaxanthin compound for highly concentrated astaxanthin product applications. CDX-085 was recently selected by the federal government’s National Institutes of Health (“NIH”) as a top anti-aging prospect in its Interventions Testing Program (“ITP”). Only 4-5 compounds per year are typically chosen by the NIH for this program.

“We are very pleased to see this important step unfold in our expanding relationship with GNC,” added George W. Bickerstaff, Cardax Chairman and former Novartis Pharma AG CFO. “GNC’s commitment to science based products and client/customer education provides a strong foundation for their broad retail reach and aligns perfectly with our vision and strategy to become the inflammatory health, anti-aging leader.”

About Cardax

Cardax devotes substantially all of its efforts to developing and commercializing safe anti-inflammatory dietary supplements and drugs. Cardax is initially focusing on astaxanthin, which is a powerful and safe naturally occurring anti-inflammatory without the side effects of currently marketed anti-inflammatories. The safety and efficacy of Cardax’s products have not been directly evaluated in clinical trials or confirmed by the FDA.

About ZanthoSyn

ZanthoSyn™ is a physician recommended anti-inflammatory supplement for health and longevity that features astaxanthin with optimal absorption and purity. ZanthoSyn is sold online and in GNC stores. ZanthoSyn contains astaxanthin, which is Generally Recognized as Safe (GRAS) according to FDA regulations.

About Astaxanthin

Astaxanthin is a clinically studied compound with safe anti-inflammatory activity that supports joint health, cardiovascular health, metabolic health, liver health, and longevity.*

Media and Investors

Janice Kam

1-808-457-1400

press@cardaxpharma.com

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* These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.